Exhibit 10.3

CONSULTING AND ADVISORY AGREEMENT

THIS CONSULTING AND ADVISORY AGREEMENT (this “Agreement”) is made effective as of September 1, 2009 (the “Effective Date”), by and between MIDWEST HOLDING INC., a Nebraska corporation (the “Company”), and CORPORATE DEVELOPMENT INC., a Nebraska corporation (“Consultant”).  In addition, RICK MEYER, an individual (“Meyer”), is made a party to this Agreement solely for purposes of Sections 6, 7, 8, 9 and 19 of this Agreement.

WHEREAS, the Company desires to retain the services of Consultant and Consultant desires to perform certain services for the Company; and

WHEREAS, Meyer is a shareholder and the President of Consultant who will be assigned to perform services for the Company on behalf of Consultant.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                     Services.  Consultant agrees to provide various consulting and advisory services to the Company, as requested from time to time by the Company’s Board of Directors (the “Board”), including but not limited to:

(a)                                  Working with the Company to develop and implement long-term strategic plans to further the growth and development of the Company and its business;

(b)                                 Working with the Company to develop and implement additional capital-raising strategies, including without limitation additional securities offerings;

(c)                                  Assisting the Company in the evaluation of other significant corporate opportunities, including without limitation mergers, acquisitions, joint ventures, and other strategic transactions;

(d)                                 Assisting the Company with respect to market research and product development;

(e)                                  Assisting the Company in maintaining effective public relations and shareholder relations;

(f)                                    Designating employees of Consultant to attend meetings and participate in conference calls or other forms of communication to share Consultant’s ideas, experience, and expertise with the Company; and

(g)                                 Providing any other services the Company believes will be beneficial in furthering its goals, so long as Consultant agrees to render such services.

Such services will be provided at times reasonably agreed to by the Company and Consultant.  Consultant and its employees will use their best efforts in performing such services and will devote such time and resources as are necessary to perform such services in a manner reasonably satisfactory to the Company.  Consultant shall report to the Board from time to time as reasonably requested by the Board with respect to the performance of the duties hereunder.

2.                                       Consulting Term.  This Agreement shall commence on the Effective Date and shall continue in effect for a period of four (4) years thereafter, unless earlier terminated as provided in Section 4.  The period during which this Agreement continues in effect is herein referred to as the “Consulting Term”.

3.                                       Compensation.

(a)                                  Consulting Fee.  As compensation for the services provided hereunder, Consultant shall receive an annual consulting fee (the “Consulting Fee”) equal to One Hundred Ninety Thousand Dollars ($190,000.00) for the first year during the Consulting Term.  On the first anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date during the Consulting Term, the Consulting Fee shall be increased by three percent (3.0%) over the previous year’s Consulting Fee.  The Consulting Fee shall be paid each year in twelve (12) equal monthly installments, and such installments shall be due within ten (10) days following the end of each calendar month during the Consulting Term.

(b)                                 Out-of-Pocket Expenses.  The Company shall reimburse Consultant for approved out-of-pocket expenses, if any, actually paid by Consultant in connection with the performance of services under this Agreement; provided, that any and all such reimbursement shall be subject to the requirements and limitations of the Company’s expense reimbursement policy in effect from time to time. Consultant shall submit to the Company itemized statements on a monthly basis together with receipts, in a form satisfactory to the Company, of all such expenses incurred.  The Company shall pay to Consultant amounts shown on each such statement within thirty (30) days of receiving Consultant’s itemized statement.

4.                                       Termination.

(a)                                  Death or Disability.  In the event Meyer dies or becomes disabled during the Consulting Term, Consultant’s consultancy hereunder shall automatically terminate.  For the purpose of this Agreement, “disability” or “disabled” shall mean Meyer’s inability to perform duties on behalf of Consultant under this Agreement due to physical or mental illness or disease for ninety (90) substantially consecutive days, or one hundred twenty (120) days in any twelve (12) month period.  In the event that there is any dispute between the Company and Consultant with reference to whether or not Meyer has become disabled, the Company shall be entitled to designate one qualified physician and Consultant shall designate a second qualified physician.  If said two (2) physicians agree as to whether or not Meyer is disabled, all parties shall be bound by said decision.  In the event said two (2) physicians are unable to agree, then the two (2)

designated physicians shall select a third qualified physician and the decision of two (2) of said three (3) physicians shall be binding upon all parties involved.

(b)                                 By the Company for Cause.  The Company may terminate Consultant’s consultancy hereunder for “Cause” immediately upon written notice to Consultant.  The following shall constitute “Cause” for termination.

(i)                                     Consultant’s or Meyer’s knowing falsification of the Company’s (or its subsidiaries or affiliates) financial books or records, embezzlement of funds from the Company or its subsidiaries or affiliates, or other similar fraud or knowing dishonesty with respect to the Company or its subsidiaries or affiliates that causes or could reasonably be expected to cause actual material harm;

(ii)                                  Conduct engaged in or action taken or omitted to be taken by Consultant or Meyer which is in material breach of this Agreement, which breach continues for more than fifteen (15) days after written notice of such breach is given to Consultant;

(iii)                               Meyer’s conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime involving moral turpitude or dishonesty (it being understood for example that violation of a motor vehicle code does not constitute such a crime);

(iv)                              Meyer’s conviction of, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a material adverse effect on Consultant’s or Meyer’s ability to carry out the duties under this Agreement or on the reputation or business activities of the Company or its subsidiaries or affiliates; or

(v)                                 A Change in Control occurs with respect to Consultant.  For purposes of this Section 4(b)(v), a “Change in Control” includes (1) the consummation of any transaction or transactions through which Meyer and his immediate family cease to own all of the issued and outstanding capital stock of Consultant, (2) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Consultant, (3) the resignation of Meyer as the President of Consultant, or (4) the liquidation or dissolution of Consultant.

(c)                                  At the Election of the Company without Cause.  The Company may terminate Consultant’s consultancy hereunder without Cause at any time upon thirty (30) days’ prior written notice to Consultant.

(d)                                 At the Election of Consultant.  Consultant may terminate its consultancy at any time upon thirty (30) days’ prior written notice to the Company.

5.                                       Effect of Termination.

(a)                                  Termination for Cause or at Election of Consultant.  In the event that Consultant’s consultancy is terminated by the Company for Cause pursuant to Section 4(b), or at the election of Consultant pursuant to Section 4(d), the Company shall pay to Consultant the

Consulting Fee otherwise payable to Consultant under Section 3(a) through the last day of Consultant’s actual consultancy with the Company.

(b)                                 Termination at Election of the Company.   In the event that this Agreement is terminated at the election of the Company pursuant to Section 4(c), the Company shall pay to Consultant the Consulting Fee otherwise payable to Consultant under Section 3(a) (including annual increases) through the fourth anniversary of the Effective Date.

(c)                                  Termination for Death or Disability. In the event that Consultant’s consultancy is terminated by reason of Meyer’s death or because of Meyer’s disability pursuant to Section 4(a), the Company shall pay to Consultant the Consulting Fee otherwise payable to Consultant under Section 3(a) for a period of one (1) year after such termination.

(d)                                  Survival.  Notwithstanding termination of this Agreement as provided in Section 4 and this Section 5, the rights and obligations of Consultant, Meyer and the Company under Sections 6, 7, 8, and 9 shall survive termination.

6.                                     Proprietary Information.

(a)                                  For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, all nonpublic information pertaining to or in any way connected with the Company’s present or future products or services or any component parts thereof, the Company’s designs, routines, standards, and procedures, all research, development, discoveries, improvements, applications, enhancements, and inventions, whether or not patentable or subject to copyright protection, undertaken or made in connection therewith; all information relating to the Company’s customers, clients and accounts, and contractees, and all information related to executives, executive relations, personnel or pay practices, marketing plans, business plans, business or marketing research; and all information relating to the Company’s financial and/or other business affairs; and all files, documents, contracts, materials, listings, computer programs, printouts, source codes, drawings, specifications, processes, applications, techniques, routines, formulas and information of every name, nature or description, whether or not the same is in machine readable for or reduced to writing, which pertains thereto.

(b)                                 Each of Consultant and Meyer acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company’s business.  Therefore, each of Consultant and Meyer agrees not to disclose to any unauthorized persons or use for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Meyer or any other employee of Consultant, without the Company’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to the public other than as a result of the fault of Consultant or Meyer, or the fault of any other person bound by a duty of confidentiality to the Company.   Each of Consultant and Meyer agrees to deliver to the Company upon termination of this Agreement, and at any other time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Consultant or Meyer may then possess or have under its or his control.  Notwithstanding anything contained in this Section 6(b), should Consultant or

Meyer be requested or required in any judicial or administrative proceeding to disclose Confidential Information (by order, subpeona, or otherwise), Consultant or Meyer (as the case may be) shall promptly advise the Company of same.  The Company shall have the right to contest any such order or subpeona at its own cost.  Should the Company chose not to contest any such requested or required disclosure, or should Consultant or Meyer nevertheless be required to disclose any such Confidential Information, then Sections 4, 5 and 6 of this Agreement shall not apply to Consultant or Meyer to the extent any such disclosure is required.

7.                                       Exclusivity.  Except as otherwise provided in Section 7(a), each of Consultant and Meyer agrees that the services to be provided to the Company hereunder are being provided on an exclusive basis.  Therefore, during the Period of Exclusivity (as defined below), so long as the Company is not in default in its obligations under this Agreement, neither Consultant nor Meyer will, directly or indirectly, without the prior written consent of the Company, do any of the following:

(a)                                  Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, or render services to (as an employee, consultant, or otherwise), or guarantee any obligation of, (i) any insurance company, insurance holding company, or company formed for the purpose of establishing an insurance company or insurance holding company;  or (ii) any other business whose products or activities compete in whole or in part with the business of the Company; provided, however, that (i) Consultant and/or Meyer may purchase or otherwise acquire an aggregate of up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under the Securities Exchange Act of 1934; (ii) Consultant and/or Meyer may participate in the management, operation, or control of, or render services to, any subsidiary or affiliate in which the Company retains an ownership interest as approved by the Company’s Board of Directors; (iii) Meyer may continue as a shareholder, owner, director and officer of Consultant; and (iv) Meyer may continue to serve as a director of the companies listed on Schedule 7(a) to this Agreement but shall not otherwise participate in the management, operation, or control of such companies.  The companies listed on Schedule 7(a) to this Agreement constitute all of the insurance companies, insurance holding companies, or companies formed for the purpose of establishing an insurance company or insurance holding company for which Meyer serves as a director as of the date of this Agreement.

(b)                                 (i) Induce or attempt to induce any employee of the Company or its subsidiaries or affiliates or any independent contractor of the Company or its subsidiaries or affiliates to terminate his or her relationship with the Company or its subsidiaries or affiliates, (ii) in any way interfere with the relationship between the Company or its subsidiaries or affiliates and any such employee or independent contractor of the Company or its subsidiaries or affiliates; (iii) employ or otherwise engage as an employee, independent contractor, or otherwise any such employee or independent contractor of the Company or its subsidiaries or affiliates; or (iv) induce or attempt to induce any customer, supplier, licensee, or other person to cease doing business with the Company or its subsidiaries or affiliates or in any way interfere with the relationship between any such customer, supplier, licensee, or other business entity and the Companies and its subsidiaries or affiliates; or

(c)                                  Solicit, divert, or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or its subsidiaries or affiliates.

8.                                       Period of Exclusivity.  The restrictions contained in Section 7 shall apply to Consultant and Meyer only during the Consulting Term; provided, however, that if this Agreement is terminated at the election of the Company pursuant to Section 4(c) and the Company makes payment to Consultant in accordance Section 5(b), the restrictions contained in Section 7 shall continue to apply to Consultant and Meyer through the fourth anniversary of the Effective Date.

9.                                       Enforceability; Specific Performance.

(a)                                   If any restriction set forth in Section 7 or 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

(b)                                  The restrictions contained in Section 7 and 8 are necessary to give effect to the exclusivity of this Agreement and for the protection of the business and goodwill of the Company and its subsidiaries and affiliates and are considered by Consultant and Meyer to be reasonable for such purpose.  Each of Consultant and Meyer agrees that any breach of Section 7 and 8 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, and if the Company shall prevail in a legal proceeding to remedy a breach under Section 7 or 8, the Company shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.  If Consultant and/or Meyer shall prevail in a legal proceeding pursuant to Section 7 or 8, Consultant and/or Meyer shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief that may be granted.

10.                               Independent Contractor Status.  Consultant and the Company understand and intend that Consultant shall perform all services under this Agreement as an independent contractor. This Agreement shall not be construed as constituting any party as partner, joint-venturer, agent, or fiduciary of the other or creating any other form of legal association that would impose liability on one party for the act or failure to act of the other.  The manner of and means by which Consultant will execute and perform their obligations hereunder are to be determined by Consultant in its reasonable discretion.  Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, Consultant shall receive the prior written approval of the Company to so assume, obligate or bind the Company.

11.                                 Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

12.                                 Amendments.  This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

13.                                 Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) Consultant may not assign its rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) the Company may not assign their rights hereunder without the prior written consent of Consultant.

14.                                 Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

15.                                 Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by fax.  Such notice shall be deemed received on the date on which it is delivered or faxed (with confirmation received).  For purposes of notice, the addresses of the parties shall be:

If to the Company, to:

Midwest Holding Inc.

Attn:  Chairman of the Board

8101 “O” Street, Suite 101

Lincoln, Nebraska 68510

Facsimile: (402) 489-8295

With a required copy to:

Cline Williams Wright Johnson & Oldfather, L.L.P.

Attn:  David J. Routh

1900 U.S. Bank Building

233 South 13th Street

Lincoln, Nebraska 68508

Facsimile:  (402) 474-5393

If to Consultant or Meyer, to:

Corporate Development Inc.

Facsimile:

With a required copy to:

Facsimile:

Any party may change its address for notice by written notice given to the other party in accordance with this Section 15.

16.                                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, via facsimile or otherwise, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

17.                                 Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

18.                                 Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nebraska without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

19.                                 Voluntary Execution; Conflict Waiver.  Each of the Company, Consultant and Meyer is signing this Agreement knowingly and voluntarily.  Each of the Company, Consultant and Meyer hereby agrees and acknowledges that the law firm of Cline Williams Wright Johnson & Oldfather, L.L.P. (the “Firm”), which represents the Company, has drafted this Agreement.  The Company, Consultant and Meyer further acknowledge that they have received full disclosure regarding the potential conflict of interest associated with the drafting of this Agreement by the Firm.  Each of the Company, Consultant and Meyer knowingly and voluntarily consents to the drafting of this Agreement by the Firm and waives any action or claim he or it may have against the Firm and/or any of its attorneys regarding any such conflict.

20.                                 Withholding.  All payments made by Company to Consultant hereunder shall be subject to applicable tax withholdings (if any).

21.                                 Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

THE COMPANY:	MIDWEST HOLDING INC.

	By:	/s/ Doug Clark
Doug Clark, on behalf of the Board of Directors

CONSULTANT:	CORPORATE DEVELOPMENT INC.

	By:	/s/ Rick Meyer
Rick Meyer, President

MEYER:

/s/ Rick Meyer
Rick Meyer